Exhibit 10.1

EXECUTION VERSION

Lumos Networks Operating Company

Severance Plan For Eligible Officers

(Effective August 2,  2016)

Exhibit 10.1

TABLE OF CONTENTS
ARTICLE I	PURPOSE	1
1.1	General	1
ARTICLE II	DEFINITIONS	1
2.1	Definitions	1
2.2	Special Purpose Definitions	5
2.3	Construction	5
2.4	Governing Law	6
ARTICLE III	ELIGIBILITY	6
3.1	Participation	6
3.2	Eligibility for Regular Severance Benefits	6
3.3	Ineligible for Benefits	8
ARTICLE IV	BENEFITS	8
4.1	Regular Severance Benefits	8
4.2	Ineligible for Benefits	9
4.3	No Duplication of Benefits	9
4.4	Effect of Rehire	10
ARTICLE V	COVENANTS	10
5.1	Covenants	10
5.2	Confidentiality of Trade Secrets and Confidential Information	10
5.3	Non-Disparagement	10
5.4	Return of Documents	11
5.5	Reaffirm Obligations	11
5.6	Non-Competition and Non-Solicitation	11
5.7	Remedies	13
5.8	Post-Employment Assistance	14
ARTICLE VI	PARACHUTE PAYMENTS; SECTION 409A	14
6.1	Excise Taxes	14
6.2	Section 409A	16
ARTICLE VII	PLAN ADMINISTRATION	17
7.1	Plan Administration	17
7.2	Claims Procedures	17
ARTICLE VIII	BINDING AGREEMENT	22
8.1	General	22
ARTICLE IX	NOTICE	22
9.1	General	22
ARTICLE X	AMENDMENT AND TERMINATION	22
10.1	General	22
ARTICLE XI	MISCELLANEOUS	23
11.1	Withholding	23

Exhibit 10.1

11.2	No Right of Assignment	23
11.3	No Employment Contract	23
11.4	Mitigation of Benefits	23
11.5	Service of Process	23
11.6	ERISA Plan	23
11.7	Compliant Operation and Interpretation	23

Exhibit 10.1

LUMOS NETWORKS OPERATING COMPANY

SEVERANCE PLAN FOR ELIGIBLE OFFICERS

INTRODUCTION

By execution of this document, Lumos Networks Operating Company (“Lumos”) hereby adopts the Lumos Networks Operating Company Severance Plan for Eligible Officers, as set forth herein, effective as of August 2, 2016 (the "Effective Date").

ARTICLE I

PURPOSE

1.1General.  The purpose of the Plan is to provide severance benefits to eligible officers in the event their employment with Lumos and its Affiliates terminates under the circumstances set forth herein.

ARTICLE II

DEFINITIONS

2.1Definitions.  When a word or phrase appears in the Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be a term defined in this Article II or in the Introduction.  The following words and phrases used in the Plan with the initial letter capitalized shall have the meanings set forth below, unless a clearly different meaning is required by the context in which the word or phrase is used or the word or phrase is defined for a limited purpose elsewhere in the Plan document:

(a)"Affiliate" means (1) any member of a "controlled group of corporations" (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes Lumos as a member of the group; and (2) any member of a group of trades or businesses (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes Lumos as a member of the group, except that, for purposes of determining the members of a “controlled group of corporations," the language "at least 50 percent" shall be used instead of "at least 80 percent" each place it appears in Section 1563(a)(1), (2) and (3); and for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control, the language "at least 50 percent" shall be used instead of "at least 80 percent" each place it appears in Treas. Reg. § 1.414(c)-2.

(b)"Base Salary" means the annual rate of base earnings of a Participant immediately preceding his or her Separation from Service:

(1)exclusive of overtime pay, bonuses, commission, payments for accrued vacations or other special payments; and

Exhibit 10.1

(2)before any deductions, including, but not limited to, any federal, state or other taxes, and salary reduction amounts contributed to benefit plans or programs.

(c)"Benefits Department" means the organizational unit of Lumos with responsibility for administering benefit programs sponsored by Lumos and its Affiliates.

(d)"Board" means the Board of Directors of Holdings.

(e)"Cause" shall exist where the termination of a Participant's employment by Lumos or an Affiliate is upon:

(1)the Participant’s gross or willful misconduct or gross negligence involving Lumos or an Affiliate;

(2)the Participant's repeated failure to comply with the lawful directives of the Board or any supervisory personnel;

(3)any criminal act or act of dishonesty or willful misconduct by the Participant that has a material adverse impact on the property, operations, business or reputation of Lumos or any Affiliate or any act of fraud, dishonesty or misappropriation by the Participant involving Lumos or an Affiliate;

(4)the Participant's indictment, conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty;

(5)the material breach by the Participant of the terms of any confidentiality, non-competition, non-solicitation or employment agreement the Participant has with Lumos or any Affiliate;

(6)acts of malfeasance or negligence by the Participant in a matter of material importance to Lumos or an Affiliate;

(7)the material failure by the Participant to perform the duties and responsibilities of Participant’s position after written notice and a reasonable opportunity to cure (not to exceed ninety (90) days); or

(8)activities of the Participant that are materially damaging to the property, operations, business or reputation of Lumos or any Affiliate.

(f)“Change in Control” means any of the following described in clauses (1) through (4) below:

(1)any Person is or becomes the owner or “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Holdings representing more than fifty-one percent (51%) of the combined voting power of the then outstanding securities;

Exhibit 10.1

(2)consummation of a merger, consolidation or reorganization of Holdings with any other company, or a sale of all or substantially all the assets of Holdings (a “Transaction”), other than a Transaction that would result in the voting securities of Holdings outstanding immediately prior thereto continuing to represent either directly or indirectly more than fifty-one percent (51%) of the combined voting power of the then outstanding securities of Holdings or such surviving or purchasing entity;

(3)the shareholders of Holdings approve a plan of complete liquidation of Holdings and such liquidation is consummated; or

(4)During any period of twelve (12) consecutive months commencing on the Effective Date, (i) the individuals who constituted the Board on the Effective Date, and (ii) any new director who either (A) was elected by the Board or nominated for election by Holdings’ stockholders and whose election or nomination was approved by a vote of more than fifty percent (50%) of the directors then still in office who either were directors on the Effective Date, or whose election or nomination for election was previously so approved or (B) was appointed to the Board pursuant to the designation of Pamplona Capital Management or an affiliate thereof, cease for any reason to constitute a majority of the Board.

For purposes of the foregoing, “Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

For purposes of the foregoing, “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

(g)“Change in Control Protection Period” means (i) any period in which Lumos or any of its Affiliates has initiated a transaction process or is engaged in discussions with a third party about a specific transaction that, if consummated, would result in a Change in Control (and before the complete abandonment of such discussions without the transaction being consummated), (ii) during any period Lumos or any of its Affiliates has become a party to a definitive agreement to consummate a transaction that would result in a Change in Control (and before the complete termination of such agreement without the transaction being consummated) and (iii) at any time on or within twelve (12) months after a Change in Control occurs.

(h)"COBRA" means the continuation coverage mandated under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or other applicable laws.

(i)"Code" means the Internal Revenue Code of 1986, as amended.

(j)"Committee" means the Lumos Benefits Governance Committee.

(k)"Company" means, collectively, Lumos and each Affiliate of Lumos.

(l)“Compensation Committee” means the Compensation Committee of the Board of Directors of Holdings.

Exhibit 10.1

(m)"Disability" means that the Participant is unable to perform the essential functions of the Participant's job with Lumos or its Affiliates, with or without reasonable accommodation, by reason of physical or mental disability or incapacity.  The Participant's employment may be terminated on account of a Disability after the Disability shall have continued for any period aggregating six (6) months within any twelve (12) consecutive months.

(n)"Effective Date" means August 2, 2016.

(o)"Eligible Employee" means an Employee who is employed by Lumos or an Affiliate in the position of Vice President or higher and who is not a party to an employment, severance, termination, change in control or similar agreement with Lumos or an Affiliate.  The Compensation Committee in its sole discretion shall determine each Employee's eligibility to participate in the Plan.

(p)"Employee" means a common law employee who is a full-time employee of Lumos or an Affiliate who is scheduled to work at least thirty (30) hours per week.  Examples of individuals who are not "Employees" for this purpose include: (1) consultants; (2) leased employees or workers; (3) individuals providing services to Lumos or an Affiliate pursuant to a contract with a third party; (4) temporary employees or workers; (5) independent contractors; (6) employees of independent contractors; (7) interns; and (8) co-op employees.

(q)"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(r)"Health Plan" means the Lumos group health plan as it may be amended or restated from time to time or any successor plan or plans that provide the health benefits currently provided under such plan.

(s)"Holdings" means Lumos Networks Corp., a Delaware corporation and parent of Lumos.  As used in the Plan, “Holdings” also means any successor in interest to Holdings resulting from merger, consolidation or transfer of substantially all of Holdings’ assets.

(t)"Incentive Payment" means the annual bonus under the Company's Team Incentive Plan which the Participant is eligible to receive, subject to achievement of specified performance objectives established by the Board from time to time.  The Incentive Payment that the Participant is eligible to receive generally will be denoted as an annual incentive target equal to a percentage of the Participant's Base Salary.

(u)"Lumos" means Lumos Networks Operating Company, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings.  As used in the Plan, "Lumos" also means any successor in interest to Lumos resulting from merger, consolidation, or transfer of substantially all of Lumos' assets.

(v)"Notice of Termination" means a written notice issued by the Company or an Affiliate, at either’s sole discretion, to the Participant stating that his or her employment with Lumos and its Affiliates is to be terminated.

Exhibit 10.1

(w)"Participant" means any Eligible Employee who has satisfied the eligibility requirements and is selected by the Compensation Committee for participation in the Plan as set forth in Section 3.1 (Participation).

(x)"Plan" means the Lumos Networks Operating Company Severance Plan for Eligible Officers, as set forth in this document and as it may be amended from time to time.

(y)"Plan Year" means a twelve (12) month period commencing on each January 1 and ending on each following December 31.

(z)"Regular Severance Benefits" means the benefits described in Section 4.1 (Regular Severance Benefits).

(aa)"Release Agreement" means the Employment Termination and Release Agreement to be executed by a Participant in order to be eligible for and receive Regular Severance Benefits pursuant to Section 4.1 (Regular Severance Benefits).  The Release Agreement shall be prepared only by the Company.

(bb)"Separation from Service" means the termination of a Participant's employment with the Company and all Affiliates due to death, retirement or other reasons.  The Participant's employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant's right to reemployment with the Company or an Affiliate is provided either by statute or contract).  If the Participant's period of leave exceeds six (6) months and the Participant's right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period.  Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations under Section 409A of the Code.

(cc)"Severance Period" means the period of months beginning immediately after the Termination Date with respect to which the Participant will be entitled to continuation of his or her Base Salary upon receipt of Regular Severance Benefits.

(dd)"Standard Termination Payments" means the Participant's (i) earned and unpaid base salary to the date of termination and (ii) unreimbursed business and entertainment expenses in accordance with the Company's reimbursement policy.

(ee)"Team Incentive Plan" means the Company's annual team incentive plan which provides an annual bonus opportunity to eligible employees subject to achievement of specified performance objectives established by the Board from time to time.

(ff)"Termination Date"  means the effective date of the termination of the Participant's employment with Lumos and its Affiliates.

2.2Special Purpose Definitions.  Additional definitions of terms that have limited application may be set forth in the Section or Sections to which they apply.

Exhibit 10.1

2.3Construction.  The masculine gender, when appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the Plan clearly states to the contrary.  Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of the Plan.  If any provision of the Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect.

2.4Governing Law.  All of the provisions of the Plan shall be construed and enforced according to the laws of the Commonwealth of Virginia and shall be administered according to the laws of such state, except as otherwise required by ERISA, the Code, or other applicable Federal law.  To the extent lawful, the Company and each Participant or person claiming benefits under the Plan consents irrevocably to jurisdiction, service and venue in connection with any claim or controversy arising out of this Plan in the courts of the Commonwealth of Virginia located in Waynesboro, Virginia, and in the federal courts in the Western District of Virginia, Charlottesville Division.

ARTICLE III

ELIGIBILITY

3.1Participation.

(a)Eligibility.  Only an Eligible Employee may be selected to become a Participant in the Plan.  An Eligible Employee will become a Participant in the Plan as of the day on which the Compensation Committee determines that such Eligible Employee shall become a Participant.  The Compensation Committee may terminate the Participant's status as a Participant from time to time, provided that (i) the Compensation Committee may not act to terminate a Participant's participation in the Plan during the Change in Control Protection Period, (ii) no Participant's participation in the Plan may be terminated once the Participant has received a Notice of Termination and (iii) no Participant's participation in the Plan may be terminated earlier than six (6) months after the Compensation Committee acts to terminate the Participant's participation in the Plan and so notifies the Participant.  The Plan's Participants shall be listed on Exhibit A to the Plan, which may be amended from time to time subject to the provisions of Article X hereof, except as described herein.

(b)Annual Designation.  No less frequently than annually, subject to Section 3.1(a) and Article X hereof, the Compensation Committee will reaffirm (i) the Eligible Employees who are designated to be Participants in the Plan and the effective date of their participation and (ii) the Participants who will no longer participate in the Plan and the effective date on which they will no longer participate in the Plan.

3.2Eligibility for Regular Severance Benefits.

(a)Terms and Conditions.  In order to be eligible for Regular Severance Benefits, (i) the Participant's employment must be terminated by Lumos and its Affiliates without Cause and other than by reason of the Participant’s death or Disability, (ii) the Participant must not be ineligible to receive Regular Severance Benefits under Section 3.2(b)

Exhibit 10.1

below, and (iii) the Participant must sign and deliver a Release Agreement in accordance with Section 3.2(c) below.  The Participant's employment will be considered to be terminated only if the Participant incurs a Separation from Service.

(b)Certain Participants Ineligible for Benefits.  Notwithstanding any other provision of the Plan, a Participant shall not be eligible to receive Regular Severance Benefits under this Plan if:

(1)the Participant is involuntarily terminated by the Company for Cause;

(2)the Participant retires, resigns or quits for any reason whatsoever;

(3)the Participant terminates employment on account of the Participant’s Disability or death;

(4)the Participant is offered another position with Lumos or an Affiliate, and the Participant accepts such offer.

(5)in case of a sale of a business operation, or part of a business operation, the Participant is offered employment with the purchaser and the Participant accepts such offer;

(6)if, for whatever reason, including in the case of a sale of Lumos or an Affiliate or substantially all of its or an Affiliate’s business operations, Lumos' headquarters is moved within three hundred fifty (350) miles of its current location and the Participant is (i) offered a position with Lumos or an Affiliate and (ii) entitled to moving and relocation benefits consistent with Lumos' normal moving and relocation policy, whether or not the Participant accepts the offer;

(7)the termination of the Participant’s employment entitles the Participant to benefits under any employment agreement, severance agreement or other termination or separation agreement between the Participant and the Company; or

(8)the Plan is terminated pursuant to Section 10.1 of the Plan prior to issuance of the Participant’s Notice of Termination.

(c)Release Agreement.  The Release Agreement required by Section 3.2(a) must comply with the requirements of this Section 3.2(c).

(1)The Release Agreement shall contain such terms and conditions as are satisfactory to Lumos, including, but not limited to, the release of any and all claims that the Participant may then have, as of the signing of such release, against Lumos, its Affiliates and their employees, officers and directors and confirmation of the covenants to which the Participant is subject under Article V.  The Participant generally shall have up to forty-five (45) days following the date the Release Agreement is given to the Participant to sign and return the Release Agreement to Lumos.

Exhibit 10.1

(2)Within seven (7) days after delivery of the signed Release Agreement to Lumos by the Participant, the Participant shall be entitled to revoke the Release Agreement by returning the signed copy or counterpart original of the Release Agreement to the Benefits Department (Attention: Human Resources Department).  To be effective, such notice of revocation must be received by the Benefits Department by the close of business on the seventh (7th) day following the date Participant returned his or her signed and notarized Release Agreement.  The parties acknowledge and agree that this Release Agreement will not become effective until after the seven (7)-day revocation period expires.

(3)The revocation of a previously signed and delivered Release Agreement pursuant to the above shall be deemed to constitute an irrevocable election by the Participant to have declined benefits under the Plan.

(4)Notwithstanding the foregoing, the Participant must sign and return the Release Agreement to the Benefits Department (Attention: Human Resources Department), and the seven (7) days to revoke the Release Agreement must expire without the Participant having elected to revoke the Release Agreement, within the sixty (60) days immediately following the termination of the Participant's employment with Lumos and its Affiliates, in order for the Participant to be eligible to receive Regular Severance Benefits under the Plan.

(d)Notice of Termination.  If the Company desires to terminate the Participant’s employment with or without Cause, the Company shall provide the Participant with a Notice of Termination which shall specify the effective date of such termination and the reason(s) for the termination.  If the Termination Date is later than the date of the notice, then from the date of the notice until the Termination Date, the Participant shall continue to perform the normal duties of the Participant’s employment and shall be entitled to receive when due all compensation and benefits applicable to the Participant in connection with Participant’s employment, payable in the ordinary course.

3.3Ineligible for Benefits.  A Participant is not eligible to receive Regular Severance Benefits under this Plan if the Company or an Affiliate terminates the Participant's employment for Cause, the Participant retires, quits or resigns his or her employment for any reason whatsoever or the Participant’s employment terminates on account of the Participant’s death or Disability.

ARTICLE IV

BENEFITS

4.1Regular Severance Benefits.  Participants satisfying the eligibility requirements of Section 3.2 (Eligibility for Regular Severance Benefits) shall be entitled to receive the following severance benefits, subject to Sections 4.1(e) and 6.2 below:

(a)Severance Pay.  The Participant's Base Salary shall continue to be paid for the period of twelve (12) months (the "Severance Period") in such periodic installments as were being paid prior to the termination of the Participant's employment (but no less frequently

Exhibit 10.1

than monthly), less any sums required to be deducted or withheld under applicable law, beginning immediately after the Termination Date.

(b)Medical, Dental and Vision Coverage.  During the Severance Period, the Company will subsidize the Participant's COBRA rates (no less frequently than monthly) for continuation of medical, dental and vision coverage for the Participant and the Participant's eligible dependants under the Company's Health Plan in which the Participant and the Participant's dependants participated as of the Termination Date, on the same terms as active employees.

(c)Incentive Payment.  Only with respect to Participants who are classified as being in Level I on Exhibit A, Lumos shall pay the Participant a lump sum, determined on a net present value basis, using a reasonable discount rate determined by the Board, equal to the Participant's full target Incentive Payment for the year that includes the Termination Date, no later than two and a half (2-1/2) months after the Termination Date.

(d)Standard Termination Payments; Benefits.  Lumos also shall pay to the Participant (i) any Incentive Payments which are vested and payable to the Participant under the Team Incentive Plan as of the Termination Date that remain unpaid, in accordance with the terms of the Team Incentive Plan (and no later than two and one-half (2-1/2) months after the end of the year to which the Incentive Payment relates), (ii) the Standard Termination Payments within the thirty (30) days following the Termination Date and (iii) any vested accrued benefits owed to the Participant under the Company's employee benefit plan in which the Participant participated, if any, prior to the Termination Date in accordance with the terms and conditions of such plans.

(e)Delay of Payment for Release.  Notwithstanding any of the foregoing, any payments to be made or benefits to be delivered under this Section 4.1 (other than under subsection 4.1(d)) within the sixty (60) days after the Termination Date shall be accumulated and paid, subject to Section 6.2 below, in a lump sum on the first payroll date occurring more than sixty (60) days after the Termination Date, provided the Participant executes the required Release Agreement and the applicable revocation period thereunder expires within such sixty (60)-day period without the Participant having elected to revoke the Release Agreement.  Any benefits to be provided to the Participant during such time may be provided at the Participant's expense with the Participant having the right to reimbursement of such amounts on the first payroll date occurring more than sixty (60) days after the Termination Date.

4.2Ineligible for Benefits.  Subject to Section 6.2 below, Participants not satisfying the eligibility requirements of Section 3.2 (Eligibility for Regular Severance Benefits) shall only be entitled to receive (i) the Standard Termination Payments within the thirty (30) days following the Termination Date and (ii) any vested accrued benefits owed to the Participant under any Company employee benefit plan in which the Participant participated prior to the Termination Date in accordance with the terms and conditions of such plans.  Additionally, so long as the Participant's employment is not terminated by the Company for Cause, subject to Section 6.2 below, the Participant also shall be entitled to receive any Incentive Payments which are vested and payable to the Participant under the Team Incentive Plan as of the Termination Date that remain unpaid, in accordance with the terms of the Team Incentive Plan (and no later than two and one half (2-1/2) months after the end of the year to which the Incentive Payment relates).

Exhibit 10.1

4.3No Duplication of Benefits.  Notwithstanding anything herein to the contrary, the right to receive any benefits under the Plan by any Participant is specifically conditioned upon the Participant either waiving or being ineligible for any and all benefits under any other change in control or severance benefit plans otherwise available to the Participant or any other severance, retention or change in control plan, program or agreement sponsored by the Company.

4.4Effect of Rehire.  Notwithstanding any provision to the contrary, the Company may require a Participant to repay some or all of the benefits received under the Plan as a condition of reemployment.  Additionally, all payments and benefits hereunder shall cease if the Participant is reemployed by Lumos or any Affiliate

ARTICLE V

COVENANTS

5.1Covenants.  As a condition to eligibility to participate in the Plan, each Eligible Employee must agree to comply with the restrictive covenants set forth in this Article V.  In the event the Participant breaches any of the restrictions or provisions set forth in this Article V, the Participant waives and forfeits any and all rights to any payments or benefits under the Plan and agrees to return to the Company the gross amount of any amounts paid previously under the Plan and pay to the Company the value of any benefits delivered previously under the Plan.  This waiver and forfeiture shall be effective even in the event a court refuses to enforce the restrictions or provisions set forth in this Article V.

5.2Confidentiality of Trade Secrets and Confidential Information.  The Participant agrees to keep all of the Company’s trade secrets, as defined by the Virginia Uniform Trade Secrets Act (“Trade Secrets”) confidential for so long as the information continues to constitute a trade secret under applicable law.  The Participant further agrees that, for a period of three (3) years following the cessation of his or her employment, he or she will keep confidential all other confidential information of the Company (“Confidential Information”), which does not constitute a Trade Secret but which is valuable and related to the business of the Company and the details of which are generally unknown to the public or to competitors of the Company.  “Confidential Information” includes, but is not limited to (i) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (ii) the terms upon which the Company obtains products from its suppliers and sells them to customers; (iii) the nature, origin, composition and development of the Company’s products or services; and (iv) the manner in which the Company provides products and services to its customers.  If the Participant is questioned about any Confidential Information or Trade Secrets by anyone (including law enforcement authorities or the media), the Participant will promptly notify the Benefits Department (Attention: Human Resources Department).

5.3Non-Disparagement.  The Participant agrees that he or she will not make any negative, disparaging or unflattering statements about the Company or any of its current or former parents, subsidiaries, affiliates, predecessors, successors, assigns, agents, employees, plan administrators, representatives, attorneys, insurers, related business entities and benefits plans to

Exhibit 10.1

any individual or entity (regardless of whether or not the Participant believes such statements to be true).  This provision shall not apply to any statement made in the context of a regulatory, judicial or administrative proceeding or to any statement required by any legal, regulatory or judicial entity, division or department.

5.4Return of Documents.  The Participant agrees to return all of the Company’s property to the Company immediately upon request or termination of the Participant's employment.  Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all documents provided by the Company to the Participant or which the Participant developed or collected in the scope of his or her employment, as well as all Company-issued equipment, supplies, accessories, keys, access cards, computers, cell phones, Blackberries, pagers, materials, files, or records.

5.5Reaffirm Obligations.  Upon termination of the Participant’s employment with the Company, the Participant shall, if requested by the Company, reaffirm in writing Participant's recognition of the importance of maintaining the confidentiality of the Company’s proprietary information and trade secrets and reaffirm all of the obligations set forth in this Article V.

5.6Non-Competition and Non-Solicitation.

(a)While the Participant is employed by the Company, the Participant will not, directly or indirectly, compete with the business conducted by the Company, and the Participant will not, directly or indirectly, provide any services to a Competitor.

(b)For a period of twelve (12) months after the Participant’s employment with the Company ends for any reason (the “Non-Competition Period”), the Participant will not compete with the Company by performing or causing to be performed the same or similar types of duties or services that the Participant performed for the Company, during the twenty-four (24) months preceding the Termination Date, for a Competitor of the Company in any capacity whatsoever, directly or indirectly, within any city or county of the continental United States in which, at the time the Participant’s employment with the Company ends, the Company provides services or products, offers to provide services or products, or has documented plans to provide or offer to provide services or products within the Non-Competition Period, provided that the Participant has knowledge of those plans at the time the Participant’s employment with the Company ends (the “Service Area”).  The Participant acknowledges and agrees that because of the nature of the Company’s business, the nature of the Participant’s job responsibilities, and the nature of the Confidential Information and Trade Secrets which the Company has provided the Participant access to, any breach of this provision by the Participant would result in the inevitable disclosure of the Trade Secrets and Confidential Information to the direct competitors of the Company.

(c)During the Non-Competition Period, the Participant will not, directly or indirectly, sell, attempt to sell, provide or attempt to provide, any products or services that are the same as or substantially similar to, and competitive with, the products or services provided by the Company as of the Termination Date, to any person or entity who was a Customer or an Actively Sought Prospective Customer of the Company, at the time the Participant’s employment with the Company ceased.

Exhibit 10.1

(d)During the Non-Competition Period, the Participant will not, directly or indirectly, solicit or encourage any employee of the Company to terminate employment with the Company for the purpose of competing with the Company; hire, or cause to be hired, for any employment by a Competitor, any person who within the preceding twelve (12) month period of hire has been employed by the Company, or assist any other person, firm, or corporation to do any of the acts described in this subsection (d).

(e)The Participant acknowledges and agrees that the Company has a legitimate business interest in preventing the Participant from engaging in activities competitive with the Company as described in this Article V and that any breach of this Article V would constitute a material breach of this Article V.

(f)The Company may notify anyone employing the Participant or evidencing an intention to employ the Participant during the Non-Competition Period as to the existence and provisions of this Article V and may provide such person or organization a copy of this Article V.  The Participant agrees that the Participant will provide the Company the identity of any employer the Participant plans to go to work for during the Non-Competition Period along with the Participant’s anticipated job title, anticipated job duties with any such employer, and anticipated start date.  The Company will analyze the proposed employment and make a determination as to whether it would violate this Article V. If the Company determines that the proposed employment would not pose an unacceptable threat to its interests, the Company will notify the Participant in writing that it does not object to the employment.  The Participant further agrees to provide a copy of this Article V to anyone who employs the Participant during the Non-Competition Period.

(g)The Participant acknowledges and agrees that this Article V is intended to limit the Participant’s right to compete only to the extent necessary to protect the legitimate business interests of the Company.  The Participant acknowledges and agrees that the Participant will be reasonably able to earn a livelihood without violating the terms of this Article V.  If any of the provisions of this Article V should ever be deemed to exceed the time, geographic area, or activity limitations permitted by applicable law, the Participant agrees that such provisions may be reformed to the maximum time, geographic area and activity limitations permitted by applicable law, and the Participant authorizes a court or other trier of fact having jurisdiction to so reform such provisions.  In the event the Participant breaches any of the restrictions or provisions set forth in this Article V, the Participant waives and forfeits any and all rights to any further benefits under this Plan.  Additionally, in the event the Participant breaches any of the restrictions or provisions set forth in this Article V, the Participant agrees to repay the Company for any of the consideration that the Participant received prior to the breach.

(h)For purposes of this Article V, the following definitions will apply:

(i)“Directly or indirectly” as used in this Plan includes an interest in or participation in a business as an individual, partner, shareholder, owner, director, officer, principal, agent, employee, consultant, trustee, lender of money, or in any other capacity or relation whatsoever. The term includes actions taken on behalf of the Participant or on behalf of any other person. “Directly or indirectly” does not include the ownership of less than five percent

Exhibit 10.1

(5%) of the outstanding shares of any corporation, if such shares are publicly traded in the over-the-counter market or listed on a national securities exchange.

(ii) “Competitor” as used in this Plan means any person, firm, association, partnership, corporation or other entity that competes or attempts to compete with Lumos or the Company by providing or offering to provide wireless or wireline telecommunication services, including but not limited to internet services, that are the same as or substantially similar to, and competitive with, the products or services offered by the Company as of the Termination Date, within any city or county in which the Company provides or offers those services or products as of the Termination Date.

(iii)“Customer” as used in this Plan means any person or entity who purchased products or services from the Company within the twenty-four (24) months preceding the Termination Date, and about whom the Participant obtained information in the course of his or her employment or with whom he or she had contact.

(iv)The term “Actively Sought Prospective Customer,” as used in this Plan, means any person or entity with whom the Participant, within twenty-four (24) months preceding the Termination Date, had contact or obtained information in the course of his or her employment with the Company and in connection with the Company offering or attempting to offer for sale their products or services.

(i)Notwithstanding any other provision of this Article V, the Participant will not be considered to have violated any prohibition against competing with the Company by engaging in any of the following activities: (1) being employed or retained by (i) any parent, subsidiary or affiliate organization of any Competitor where that parent, subsidiary or affiliate organization does not itself, and the Participant’s employment will not cause the Participant to, compete or attempt to compete with the Company by providing or offering to provide products or services that are the same as or substantially similar to, and competitive with, those offered by the Company as of the Termination Date, within the Service Area or (ii) any Competitor, directly or indirectly, so long as the Participant is not providing products or services within the Service Area that are the same as or substantially similar to, and competitive with, those products or services provided by the Company as of the Termination Date within the Service Area; or (2) selling or attempting to sell products or services so long as the services or products, which the Participant is selling or attempting to sell, are not competitive with the type of services or products provided or offered by the Company or for which the Company had documented plans to provide, offer or supply to such customer at the time of the Participant’s cessation of employment.

(j)In the event the Participant breaches any of the restrictions or provisions set forth in this Article V, the Participant waives and forfeits any and all rights to any further payments under this Agreement and agrees to return to the Company the gross amount of any amounts previously paid, and the value of any benefits previously provided under this Agreement.  This waiver and forfeiture shall be effective even in the event a court refuses to enforce any of the other restrictions set forth in this Article V.

Exhibit 10.1

5.7Remedies.  The parties hereto agree that the Company would suffer irreparable harm from a breach by the Participant of any of the covenants or agreements contained herein. Therefore, in the event of the actual or threatened breach by the Participant of any of the provisions of this Article V, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions hereof.  The Participant agrees that if a lawsuit or other proceeding is brought to enforce the terms of this Article V or determine the validity of its terms and the Company prevails, the Company will be entitled to recover from the Participant its reasonable attorneys’ fees and court costs.  The Participant agrees that these provisions are reasonable.

5.8Post-Employment Assistance.  So long as it does not unreasonably interfere with any employment or any attempts by the Participant to obtain future employment, the Participant agrees that, although he or she shall not be an employee of the Company, he or she shall provide, for a period of ninety (90) days after the Termination Date, whatever information is requested by the Company and such other lawful assistance as reasonably requested by the Company, to aid it in connection with the continuation of its business.  The Participant further agrees that he or she shall cooperate with the Company in connection with any reasonable and lawful requests made to assist it in any litigation or investigation related to alleged acts or omissions occurring during the Participant’s employment by the Company; provided, however, that the Company shall provide reasonable notice of any such requests and shall cooperate with the Participant to ensure that its requests do not unreasonably interfere with the Participant’s employment or attempts to obtain future employment.

ARTICLE VI

PARACHUTE PAYMENTS; SECTION 409A

6.1Excise Taxes.

(a)Best After-Tax.  If any payment or distribution by the Company to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Code Section 4999 or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the benefits payable or provided under this Plan (or other Payments as described above) shall be reduced (but not in excess of the amount of the benefits payable or provided under this Plan) if, and only to the extent that, such reduction will allow the Participant to receive a greater Net After Tax Amount than such Participant would receive absent such reduction.

(b)Calculations.  The Accounting Firm (as defined below) will first determine the amount of any Parachute Payments (as defined below) that are payable to the Participant.  The Accounting Firm also will determine the Net After Tax Amount attributable to

Exhibit 10.1

the Participant’s total Parachute Payments.  The Accounting Firm will next determine the largest amount of payments that may be made to the Participant without subjecting the Participant to the Excise Tax (the “Capped Payments”).  Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

(c)Adjustments.  The Participant then will receive the total Parachute Payments or the total Capped Payments, whichever provides the Participant with the higher Net After Tax Amount; however, if the reductions imposed under this Article VI are in excess of the amount of benefits payable or provided under this Plan, then the total Parachute Payments will be adjusted by first reducing, on a pro rata basis, the amount of any noncash or cash benefits under this Plan, then noncash or cash benefits under any other plan, agreement or arrangement, then any cash payments under this Plan and finally any cash payments under any other plan agreement or arrangement.  The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

(d)Overpayments; Underpayments.  As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Article VI, it is possible that the Participant will have received Parachute Payments or Capped Payments in excess of the amount that should have been paid or distributed (“Overpayments”), or that additional Parachute Payments or Capped Payments should be paid or distributed to the Participant (“Underpayments”).  If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, that Overpayment may, at the Participant’s discretion, be treated for all purposes as a loan ab initio that the Participant must repay to the Company immediately together with interest at the applicable Federal rate under Code Section 7872; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999 and the Participant will receive a greater Net After Tax Amount than such Participant would otherwise receive.  If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company after such determination.

(e)Definitions.  For purposes of this Article VI, the following terms shall have their respective meanings:

(1)“Accounting Firm” means the independent accounting firm currently engaged by the Company; and

(2)“Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101 (b) and 4999 and any State or local income taxes applicable to the Participant on the date of

Exhibit 10.1

payment.  The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.

(3)“Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

(f)Fees and Expenses.  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by the preceding subsections shall be borne by the Company.

(g)Records; Cooperation.  The Company and the Participant shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Participant, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by the preceding subsections.  Any determination by the Accounting Firm shall be binding upon the Company and the Participant.

6.2Section 409A.  It is intended that any payment or benefit which the Participant is to be paid or provided in connection with this Plan which is considered to be non-qualified deferred compensation subject to Section 409A of the Code, shall be paid and provided in a manner, and at such time, as complies with, or is exempt from, the applicable requirements of Section 409A of the Code.  In connection with effecting such compliance with, or exemption from, Section 409A of the Code, the following shall apply:

(a)No Acceleration or Deferral.  Neither the Participant nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with, or exempt from, Section 409A of the Code.

(b)Specified Employee Rule.  If the Participant is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, any payment or provision of benefits in connection with the Participant’s separation from service (as determined for purposes of Section 409A of the Code) shall not be made until six (6) months after the Participant’s separation from service or, if earlier, the Participant’s death (the “409A Deferral Period”) as and to the extent required under Section 409A of the Code.  In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as, and within thirty (30) days after, the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.  In the event such benefits are required to be deferred, any such benefits may be provided during the 409A Deferral Period at the Participant’s expense, and the Participant will have the right to reimbursement from the Company as soon as, and within thirty (30) days after, the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

Exhibit 10.1

(c)Separate Payments.  For purposes of this Plan, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

(d)Separation from Service.  For purposes of determining time of (but not entitlement to) the payment or provision of non-qualified deferred compensation under this Plan subject to Section 409A of the Code in connection with the termination of the Participant’s employment, termination of employment will be construed to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that the Participant will not perform any further services after that date or that the level of bona fide services that the Participant will perform after that date (whether as an employee or independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services the Participant performed over the immediately preceding thirty-six (36) month period.

(e)Specified Employee Identification Date.  A “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code shall be determined on the basis of the applicable twelve (12)-month period ending on the specified employee identification date designated by the Company consistently for purposes of this Plan and similar agreements or, if no such designation is made, based on the default rules and regulations under Section 409A(a)(2)(B)(i) of the Code.

(f)No Company Liability.  Notwithstanding any of the provisions of this Plan, Lumos and its Affiliates shall not be liable to the Participant if any payment or benefit which is to be provided pursuant to this Plan and which is non-qualified deferred compensation subject to Section 409A of the Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

ARTICLE VII

PLAN ADMINISTRATION

7.1Plan Administration.  Except as otherwise provided herein, the Committee shall administer the Plan.  The Committee shall be the "Named Fiduciary" for purposes of ERISA and shall have the authority to control, interpret and construe the Plan and manage the operations thereof.  Any such interpretation and construction of any provisions of the Plan by the Committee shall be final.  The Committee shall, in addition to the foregoing, exercise such other powers and perform such other duties as it may deem advisable in the administration of the Plan.  The Committee may delegate some (or all) of its authority hereunder to the Benefits Department.  The Committee also may engage agents and obtain other assistance from the Company, including Company counsel.  The Committee shall not be responsible for any action taken or not taken on the advice of legal counsel.  The Committee is given specific authority to allocate and revoke responsibilities among its members or designees.  When the Committee has allocated authority pursuant to the foregoing, the Committee shall not be liable for the acts or omissions of the party to whom such responsibility has been allocated, except to the extent provided by law.

7.2Claims Procedures.

Exhibit 10.1

(a)Initial Claim.  A claim for benefits under the Plan must be submitted to the Benefits Department.  All claims for benefits under the Plan shall be submitted, in writing, to the Committee on forms prescribed by the Committee and must be signed by the Participant or, in the case of a death benefit, by Participant’s Beneficiary or legal representative.  Any Participant or Beneficiary who disputes the amount of his or her entitlement to Plan benefits must file a claim in writing within one hundred eighty (180) days of the event that the Participant or Beneficiary is asserting constitutes an entitlement to such Plan benefits or, if later, within ninety (90) days of the date the payment is due.  Failure by the Participant or Beneficiary to submit such claim within such time periods shall bar the Participant or Beneficiary from any claim for benefits under the Plan as the result of the occurrence of such event or the failure to make such payment.  In no event shall the Participant or other claimant be entitled to challenge a decision of the Committee with respect to a claim unless and until the claims procedures herein have been complied with and exhausted.

(1)Notice of Decision.  Written notice of the disposition of the claim shall be furnished to the claimant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the Benefits Department, unless the Benefits Department determines that special circumstances require an extension of time for processing the claim.  If the Benefits Department determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Benefits Department expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original ninety (90) day period.  In no event shall such extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.  If the claim is denied, the notice required pursuant to this Section shall set forth the following:

(A)The specific reason or reasons for the adverse determination;

(B)Special reference to the specific Plan provisions upon which the determination is based;

(C)A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(D)An explanation of the Plan's appeal procedure and the time limits applicable to an appeal, including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA.

(b)Appeal Procedures.  Every claimant shall have the right to appeal an adverse benefits determination to the Committee (including, but not limited to, whether the Participant's Separation from Service was for Cause).  Such an appeal may be accomplished by a written notice of appeal filed with the Committee within sixty (60) days after receipt by the claimant of written notification of the adverse benefits determination.  Claimants shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits.  Claimants will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's

Exhibit 10.1

claim for benefits, such relevance to be determined in accordance with Section 7.2(c) (Claims  Procedures — Definition of Relevant) below.  The appeal shall take into account all comments, documents, records, and other information submitted by claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(1)Notice of Decision.  Notice of a decision on appeal shall be furnished to the claimant within a reasonable period of time, but not later than sixty (60) days after receipt of the appeal by the Committee unless the Committee determines that special circumstances (such as the need to hold a hearing if the Committee determines that a hearing is required) require an extension of time for processing the claim.  If the Committee determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Committee expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original sixty (60) day period.  In no event shall such extension exceed a period of sixty (60) days from the end of the initial sixty (60) day period.  The notice required by the first sentence of this Section shall be in writing, shall be set forth in a manner calculated to be understood by the claimant and, in the case of an adverse benefit determination, shall set forth the following:

(A)The specific reason or reasons for the adverse determination;

(B)Reference to the specific Plan provisions upon which the determination is based;

(C)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits, such relevance to be determined in accordance with Section 5.2(c) (Claims Procedures — Definition of Relevant), below; and

(D)An explanation of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

(c)Definition of Relevant.  For purposes of this Section, a document, or other information shall be considered "relevant" to the claimant's claim if such document, record or other information:

(1)Was relied upon in making the benefit determination;

(2)Was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or

(3)Demonstrates compliance with the administrative processes and safeguards required pursuant to this Section 7.2 on making the benefit determination.

(d)Disability.  Notwithstanding the claims procedures above, the following claims procedures shall apply for any claim based on a Disability.

Exhibit 10.1

(1)If a Participant applies for a benefit under the Plan based on a Disability, and in the event a claim for benefits is wholly or partially denied by the Benefits Department, the Benefits Department shall, within a reasonable period of time, but no later than forty-five (45) days after receipt of the claim, notify the claimant in writing of the denial of the claim.  This forty-five (45) day period may be extended up to thirty (30) days if such an extension is necessary due to matters beyond the control of the Plan, and the claimant is notified, prior to the expiration of the initial forty-five (45) day period, of the circumstances requiring the extension of time and the date by which the Benefits Department expects to render a decision.  If, prior to the end of the first thirty (30) day extension period, the Benefits Department determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Benefits Department notifies the claimant, prior to the expiration of the first thirty (30) days extension period, of the circumstances requiring the extension and the date as of which the Benefits Department expects to render a decision.  In the case of any extension, the notice of extension also shall specifically explain the standards on which entitlement to a benefit upon Disability is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least forty-five (45) days within which to provide the specified information, if any.

(2)If the Benefits Department denies the claim for a Disability benefit in whole or in part, the claimant shall be provided with written notice of the denial stating the specific reason for the denial; reference to the specific Plan provisions on which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures (as set forth below) and the time limits applicable to such procedures, including the claimant’s right to bring civil action following an adverse benefit determination.  If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion shall be provided to the claimant free of charge, or the claimant shall be informed that such rule, guideline, protocol, or other criterion shall be provided free of charge upon request.

(3)If the claim for a Disability benefit is denied in full or in part, the claimant shall have the right to appeal the decision by sending a written request for review to the Committee within one hundred eighty (180) days of his receipt of the claim denial notification.  The claimant may submit written comments, documents, records, and other information relating to his or her claim for benefits.  Upon request, the claimant shall be provided free of charge and reasonable access to, and copies of, all documents, records and other information relevant to his claim.

(4)Upon receipt of the claimant’s appeal of the denial of his claim, the Committee shall conduct a review that takes into account all comments, documents, records, and other information submitted by the claimant or his authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The review shall not afford deference to the initial benefit determination and shall be conducted by an individual who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual.  The

Exhibit 10.1

Committee shall consult a medical professional who has appropriate training and experience in the field of medicine relating to the claimant’s disability and who is neither consulted as part of the initial denial nor is the subordinate to such individual and shall identify the medical or vocational experts whose advice is obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decisions.  If a claim is denied due a medical judgment, the Committee will consult with a healthcare professional who has appropriate training and experience in the field of medicine involved in the medical judgment. The healthcare professional consulted will not be the same person consulted in connection with the initial benefit decision (nor be the subordinate of that person).  The decision on review also will identify any medical or vocational experts who advised the Company’s benefits department in connection with the original benefit decision, even if the advice was not relied upon in making the decision.

(5)The Committee shall notify the claimant of its determination on review within a reasonable period of time, but generally not later than forty-five (45) days after receipt of the request for review, unless the Committee determines that special circumstances require an extension of time for processing the claim.  If the Committee determines that an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial forty-five (45) day period.  In no event shall such extension exceed a period of forty-five (45) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring extension of time and the date by which the Plan Administrative Committee expects to render the determination on review.

(6)If the Committee denies the claim on appeal, it shall notify the claimant in a manner to be understood by him of the specific reason or reasons for the adverse determination; reference to the specific Plan provisions on which the adverse determination is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his claim; and a statement indicating the claimant’s right to file a lawsuit upon completion of the claims procedure process.  If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion shall be provided free of charge, or the claimant may be informed that such rule, guideline, protocol, or other criterion shall be provided free of charge upon request.

(e)Decisions Final; Procedures Mandatory.  To the extent permitted by law, a decision on review or appeal shall be binding and conclusive upon all persons whomsoever.  To the extent permitted by law, completion of the claims procedures described in this Section shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan.  The Committee may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.

(f)Time For Filing Legal Or Equitable Action.  Any legal or equitable action filed in connection with the Plan by a person claiming rights under the Plan must be commenced not later than the earlier of: (1) the shortest applicable statute of limitations provided by law; or (2) one (1) year of the date the written copy of the Committee's decision on review is delivered to the claimant in accordance with Section 7.2(b) or (d).

Exhibit 10.1

ARTICLE VIII

BINDING AGREEMENT

8.1General.  Subject to the right of the Company to amend or terminate the Plan, and the Committee's right to interpret the Plan, the Plan shall be for the benefit of and be enforceable by, a Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If a Participant should die after satisfying the requirements for the receipt of benefits hereunder, any amount remaining unpaid to him or her, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant's spouse or, if there is no such spouse, to the Participant's estate.

ARTICLE IX

NOTICE

9.1General.  For the purpose of the Plan, and except as specifically set forth herein, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when hand-delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the Participant at his or her last known address, and to Lumos at Lumos Networks Operating Company, 1 Lumos Plaza, Waynesboro, Virginia 22980, provided that all notices to the Company shall be directed to the attention of the Benefits Department (Attention: Human Resources Department); or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

ARTICLE X

AMENDMENT AND TERMINATION

10.1General.  The Plan may be amended, in whole or in part, or terminated at any time, by the Board or the Compensation Committee subject to the following exceptions:

(a)No amendment or termination of the Plan shall impair or abridge the obligations of the Company that have become vested and payable as the result of the previous termination of the Participant's employment.

(b)No amendment or termination of the Plan shall affect the rights of a Participant who received a Notice of Termination before the effective date of such amendment.

(c)Notwithstanding the foregoing, the Plan may be amended at will at any time and from time to time by the Board to reflect changes necessary due to revisions to, or interpretations of: (1) ERISA; (2) the Code; or (3) any other provision of applicable state or federal law.

(d)Notwithstanding any provision of this Plan to the contrary, no amendment may be made if it will result in a violation of Section 409A of the Code and any such amendment shall at no time have any legal validity.

Exhibit 10.1

(e)Notwithstanding any other provision of the Plan, the Plan may not be amended or terminated during the Change in Control Protection Period in any way that would adversely affect the rights of any Participant under the Plan without the written consent of the affected Participant.

ARTICLE XI

MISCELLANEOUS

11.1Withholding.  Any payments or benefits provided for hereunder shall be paid or delivered subject to any applicable withholding required under federal, state or local law.

11.2No Right of Assignment.  Neither a Participant nor any person taking on behalf of a Participant may anticipate, assign or alienate (either by law or equity) any benefit provided under the Plan and the Company shall not recognize any such anticipation, assignment or alienation.  Furthermore, to the extent permitted by law, a benefit under the Plan is not subject to attachment, garnishment, levy, execution or other legal or equitable process.

11.3No Employment Contract.  Notwithstanding anything to the contrary contained in the Plan, by the execution of the Plan, the Company does not intend to change the employment-at-will relationship with any of its employees.  Instead, the Company retains its absolute right to terminate any employee at any time.

11.4Mitigation of Benefits.  The Participant shall not be required to mitigate the amount of payment provided for in the Plan by seeking other employment or otherwise, and except as set forth in the Plan, the amount of any payment or benefit provided for shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, or by retirement benefits received.

11.5Service of Process.  The Secretary of Lumos shall be the agent for service of process in matters relating to the Plan.

11.6ERISA Plan.  The Plan shall be interpreted as, and is intended to qualify as, a severance pay plan under ERISA, and therefore does not constitute an employee pension benefit plan pursuant to Section 3(2) of ERISA.

11.7Compliant Operation and Interpretation.  This Plan shall be operated in compliance with Section 409A or an exception thereto and each provision of this Plan shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an exception thereto.

Exhibit 10.1

IN WITNESS WHEREOF, Lumos has caused this Plan document to be executed by its duly authorized representative on this 2nd day of August, 2016.

LUMOS NETWORKS OPERATING COMPANY

By:	s/Timothy G. Biltz
Timothy G. Biltz
President and Chief Executive Officer

Exhibit 10.1

General Plan Information

Plan Name

Lumos Networks Operating Company Severance Plan For Eligible Officers

Plan Sponsor

Lumos Networks Operating Company

1 Lumos Plaza

Waynesboro, Virginia 22980
(540) 946-2000

Employer Identification Number (EIN)

90-0673286

Plan Number

504

Plan Type

The Plan is a welfare benefit plan that pays severance benefits.

Plan Administrator

Plan Administrator, Lumos Networks Operating Company Severance Plan for Eligible Officers

c/o Lumos Networks Operating Company
1 Lumos Plaza

Waynesboro, Virginia 22980
(540) 946-2000

Agent for Service of Legal Process

c/o Lumos Networks Operating Company
1 Lumos Plaza

Waynesboro, Virginia 22980
(540) 946-2000

Plan Year

The calendar year.

ERISA Rights Statement

As participant in this Plan, you are entitled to certain rights and protections under ERISA.  ERISA provides that all Plan participants shall be entitled to:

Exhibit 10.1

•examine, without charge at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including collective bargaining agreements, and a copy of the latest Annual Report (Form 5500 series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (f/k/a the Pension Welfare Benefits Administration).

•obtain copies of all documents governing the operation of the Plan including collective bargaining agreements and copies of the latest Annual Report (Form 5500 series), if any, and an updated summary plan description, by making a written request to the Plan Administrator and paying a reasonable charge for the copies.

•receive a summary of the Plan’s annual financial report.  The Plan Administrator is required by law to furnish each participant under the Plan with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in your interest and in the interest of the other Plan participants and beneficiaries.

No one, including your employer, your union, or any other person may fire you or otherwise discriminate against you, in any way solely to prevent you from getting a benefit or exercising your rights under ERISA.  If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest Annual Report from the Plan and do not receive them within thirty (30) days, you may file suit in federal court.  In such a case, the court may require the Plan Administrator to provide the documents and pay you up to $110 a day until you receive them, unless they were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.  If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If your suit is successful, the court may order the person you have sued to pay costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator.  If you have any questions about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.